EXHIBIT 4.12

                                                    Mexico, D.F., March 31, 2005

GRUPO RADIO CENTRO, S.A. DE C.V.
AV. CONSTITUYENTES 1154
COL. LOMAS ALTAS
MEXICO, 11950, D.F.

In reference to the Loan Agreement entered into by the parties as of October 30, 2000 and the corresponding Amendments entered into by the parties as of February 20, 2001, April 17, 2001, December 10, 2002, July 22, 2003 and December 3, 2003,
respectively (all together, the "Loan Agreement").

The capitalized terms herein will have the meaning designated by the parties in the Loan Agreement.

In addition, with respect to your letter as of March 18, 2005, in which you request from this Institution a waiver with respect to the breach of the second paragraph of clause e) of roman numeral I of the Fifteenth Clause of the Loan Agreement, relating to the obligation of the Borrower to comply with the financial covenant "Total Debt/EBITDA" ("Earnings Before Interest, Taxes, Depreciation and Amortization") for the year 2005.

With respect to said financial covenant, through this letter, it is stated that the competent "Resolution Committee" has authorized the modification of the maximum value of the aforementioned financial covenant from 3.00 to 3.50, returning again to 3.00 as of January 1, 2006.

By virtue of the foregoing, the Borrower shall pay to the Lender the amount of US$72,000.00 (Seventy-two thousand Dollars, legal currency of the United States of America) plus the VAT (Value Added Tax), precisely on the date that the Borrower receives this notification.

The waiver referred to herein is subject to the condition that the Borrower make the payment mentioned in the preceding paragraph to the satisfaction of the Lender and that an Acknowledgement of Debt and Amendment to the Loan Agreement, with the appearance of GRC PUBLICIDAD, S.A. DE C.V., GRC MEDIOS, S.A. DE C.V., PROMO RED, S.A. DE C.V., DESARROLLOS EMPRESARIALES, S.A. DE C.V. and ENLACES TRONCALES, S.A. DE C.V., is signed, by which each and every one of the contractual obligations accepted by the Borrower in the Loan Agreement, in particular its negative covenant relating to conducting transactions with its subsidiaries and affiliates except as required in the normal course of its operations, as well as its obligation to not pay management commissions or incur Inter-company debts, or loan money to its directors and managers.

The foregoing does not imply an extension, consent, waiting pact, or waiver that involves modifications to the Loan Agreement and its corresponding Amendments, all of which shall be complied with in all their terms.

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                                  Yours truly,


                            /s/ Alvaro Ayala Margain
                      ------------------------------------
                              Alvaro Ayala Margain
                              Legal Representative
                            Scotiabank Inverlat, S.A.
                         Institucion de Banca Multiple,
                      Grupo Financiero Scotiabank Inverlat

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